EXHIBIT 99.1

                                  OptimumBank
                                 Holdings, Inc.

                                 And Subsidiary

                    Audited Consolidated Financial Statements

             December 31, 2006 and 2005 and for the Years Then Ended

     (Together with Report of Independent Registered Public Accounting Firm)

                          Index to Financial Statements

Independent Auditors' Report.................................................F-2

Consolidated Balance Sheets, December 31, 2006 and 2005......................F-3

Consolidated Statements of Earnings
         for the Years Ended December 31, 2006 and 2005 .....................F-4

Consolidated Statements of Stockholders' Equity
         for the Years Ended December 31, 2006 and 2005......................F-5

Consolidated Statements of Cash Flows
         for the Years Ended December 31, 2006 and 2005 .....................F-6

Notes to Financial Statements, December 31, 2006 and 2005
         and for the Years Then Ended........................................F-8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OptimumBank Holdings, Inc.
Fort Lauderdale, Florida:

         We have audited the accompanying consolidated balance sheets of OptimumBank Holdings, Inc. and Subsidiary (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
March 7, 2007

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                          DECEMBER 31,
                                                                    -----------------------
                                                                       2006          2005
                                                                    ---------     ---------
    ASSETS
Cash and due from banks                                             $     923     $     502
Federal funds sold                                                        681           652
                                                                    ---------     ---------

              Total cash and cash equivalents                           1,604         1,154

Securities held to maturity
  (fair value approximates $33,150 and 25,096)                         33,399        25,618
Security available for sale                                               241           243
Loans, net of allowance for loan losses of $974 and $777              181,878       170,226
Federal Home Loan Bank stock                                            2,956         2,712
Premises and equipment, net                                             3,990         4,074
Accrued interest receivable                                             1,254         1,030
Other assets                                                              381           987
                                                                    ---------     ---------

              Total assets                                          $ 225,703     $ 206,044
                                                                    =========     =========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing demand deposits                             $     545     $     390
    Savings, NOW and money-market deposits                             25,875         7,050
    Time deposits                                                     103,082       106,624
                                                                    ---------     ---------

              Total deposits                                          129,502       114,064

    Federal Home Loan Bank advances                                    56,550        52,950
    Other borrowings                                                   10,950        12,950
    Junior subordinated debenture                                       5,155         5,155
    Official checks                                                     2,463         1,593
    Other liabilities                                                     611           735
    Deferred income tax liability                                          49           187
                                                                    ---------     ---------

              Total liabilities                                       205,280       187,634
                                                                    ---------     ---------

Commitments and contingencies (Notes 4, 8 and 15)

Stockholders' equity:
    Common stock, $.01 par value; 6,000,000 shares authorized,
      2,820,280 and 2,663,775 shares issued and outstanding                28            27
    Additional paid-in capital                                         15,930        14,141
    Retained earnings                                                   4,474         4,249
    Accumulated other comprehensive loss                                   (9)           (7)
                                                                    ---------     ---------

              Total stockholders' equity                               20,423        18,410
                                                                    ---------     ---------

              Total liabilities and stockholders' equity            $ 225,703     $ 206,044
                                                                    =========     =========

See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                         2006       2005
                                                       -------    -------
Interest income:
    Loans                                              $12,662    $ 9,928
    Securities                                           1,323      1,260
    Other                                                  206        146
                                                       -------    -------

              Total interest income                     14,191     11,334
                                                       -------    -------

Interest expense:
    Deposits                                             5,148      3,700
    Borrowings                                           2,915      2,141
                                                       -------    -------

              Total interest expense                     8,063      5,841
                                                       -------    -------

Net interest income                                      6,128      5,493

              Provision for loan losses                    265        149
                                                       -------    -------

Net interest income after provision for loan losses      5,863      5,344
                                                       -------    -------

Noninterest income:
    Service charges and fees                                69         65
    Loan prepayment fees                                   250        522
    Gain on early extinguishment of debt                   202         --
    Litigation settlement                                   93         --
    Other                                                   14         48
                                                       -------    -------

              Total noninterest income                     628        635
                                                       -------    -------

Noninterest expenses:
    Salaries and employee benefits                       2,002      1,684
    Occupancy and equipment                                646        621
    Provision for losses on foreclosed assets               --        243
    Data processing                                        172        200
    Professional fees                                      254        169
    Insurance                                               67         69
    Stationary and supplies                                 36         42
    Other                                                  397        368
                                                       -------    -------

              Total noninterest expenses                 3,574      3,396
                                                       -------    -------

Earnings before income taxes                             2,917      2,583

    Income taxes                                         1,083        982
                                                       -------    -------

Net earnings                                           $ 1,834    $ 1,601
                                                       =======    =======

Net earnings per share:
    Basic                                              $   .65    $   .57
                                                       =======    =======

    Diluted                                            $   .63    $   .56
                                                       =======    =======

See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2006 AND 2005
                             (DOLLARS IN THOUSANDS)

                                                                                                     ACCUMULATED
                                                                                                       OTHER
                                                     COMMON STOCK         ADDITIONAL                   COMPRE-          TOTAL
                                              ----------------------       PAID-IN      RETAINED       HENSIVE      STOCKHOLDERS'
                                                SHARES        AMOUNT       CAPITAL      EARNINGS         LOSS          EQUITY
                                              ---------     ---------     ----------    ---------    ------------   -------------
Balance at December 31, 2004                  2,650,102     $      27     $  14,051     $   2,648      $      (3)     $  16,723

Proceeds from sale of common stock                1,540            --            16            --             --             16
                                                                                                                      ---------

Proceeds from exercise of common
     stock options, including tax benefit
     of $9                                       12,133            --            74            --             --             74
                                                                                                                      ---------

Comprehensive income:
     Net earnings                                    --            --            --         1,601             --          1,601

     Net change in unrealized loss on
         securities available for
         sale                                        --            --            --            --             (4)            (4)
                                                                                                                      ---------

     Comprehensive income                                                                                                 1,597
                                              ---------     ---------     ---------     ---------      ---------      ---------

Balance at December 31, 2005                  2,663,775     $      27     $  14,141     $   4,249      $      (7)     $  18,410
                                                                                                                      ---------

Proceeds from sale of common stock                1,277            --            14            --             --             14
                                                                                                                      ---------

Proceeds from exercise of common
     stock options including tax benefit
     of $37                                      21,150            --           167            --             --            167
                                                                                                                      ---------

5% stock dividend                               134,078             1         1,608        (1,609)            --             --
                                                                                                                      ---------

Comprehensive income:
     Net earnings                                    --            --            --         1,834             --          1,834

     Net change in unrealized loss on
         securities available for
         sale                                        --            --            --            --             (2)            (2)
                                                                                                                      ---------

     Comprehensive income                                                                                                 1,832
                                                                                                                      ---------

Balance at December 31, 2006                  2,820,280     $      28     $  15,930     $   4,474      $      (9)     $  20,423
                                              =========     =========     =========     =========      =========      =========

See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                            2006          2005
                                                                          --------      --------
Cash flows from operating activities:
    Net earnings                                                          $  1,834      $  1,601
    Adjustments to reconcile net earnings to net cash provided by operating activities:
         Depreciation and amortization                                         237           258
         Provision for loan losses                                             265           149
         Gain on early extinguishment of debt                                 (202)           --
         Provision for losses on foreclosed assets                              --           243
         Net amortization of fees, premiums and discounts                      635           164
         Deferred income tax benefit                                          (138)         (118)
         Repayments of loans held for sale                                      --           509
         Increase in accrued interest receivable                              (224)         (152)
         Decrease (increase) in other assets                                   606          (300)
         Increase in official checks and other liabilities                     746           588
         Tax benefit associated with exercise of common stock options           --             9
                                                                          --------      --------

                  Net cash provided by operating activities                  3,759         2,951
                                                                          --------      --------

Cash flows from investing activities:
    Purchases of securities held to maturity                               (12,038)       (7,843)
    Principal repayments and calls of securities held to maturity            3,967         6,384
    Net increase in loans                                                  (12,262)      (42,502)
    Purchase of premises and equipment                                        (153)         (218)
    Purchase of Federal Home Loan Bank stock                                  (244)         (747)
    Proceeds from sale of foreclosed assets, net                                --           505
                                                                          --------      --------

                  Net cash used in investing activities                    (20,730)      (44,421)
                                                                          --------      --------

Cash flows from financing activities:
    Net increase in deposits                                                15,438        16,070
    Net (decrease) increase in other borrowings                             (2,000)        7,950
    Proceeds from sale of common stock                                          14            16
    Proceeds from Federal Home Loan Bank advances                           18,802        15,300
    Repayment of Federal Home Loan Bank advances                           (15,000)           --
    Proceeds from exercise of common stock options                             130            65
    Tax benefit associated with exercise of common stock options                37            --
                                                                          --------      --------

                  Net cash provided by financing activities                 17,421        39,401
                                                                          --------      --------

Net increase (decrease) in cash and cash equivalents                           450        (2,069)

Cash and cash equivalents at beginning of the year                           1,154         3,223
                                                                          --------      --------

Cash and cash equivalents at end of the year                              $  1,604      $  1,154
                                                                          ========      ========

                                                                                      (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                    -----------------------
                                                                                       2006         2005
                                                                                     -------      -------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
         Interest                                                                    $ 8,050      $ 5,764
                                                                                     =======      =======

         Income taxes                                                                $ 1,033      $ 1,454
                                                                                     =======      =======

    Noncash transactions:
         Change in accumulated other comprehensive income, net
              change in unrealized loss on security available for sale               $    (2)     $    (4)
                                                                                     =======      =======

         Common stock dividend                                                       $ 1,609      $    --
                                                                                     =======      =======

         Loan reclassified to foreclosed assets                                      $    --      $ 3,268
                                                                                     =======      =======

         Loan made in connection with sale of foreclosed assets                      $    --      $ 2,520
                                                                                     =======      =======

See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               DECEMBER 31, 2006 AND 2005 AND THE YEARS THEN ENDED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION. OptimumBank Holdings, Inc. (the "Holding Company") is a one-bank holding company and owns 100% of OptimumBank (the "Bank"), a state (Florida)-chartered commercial bank (collectively, the "Company"). The Holding Company's only business is the operation of the Bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward County, Florida.

     BASISOF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

     USE OF ESTIMATES. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

     CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within ninety days.

         The Company is required by law or regulation to maintain cash reserves in the form of vault cash or in accounts with other banks. There were no reserve balances required at December 31, 2006 and 2005.

     SECURITIES. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held to maturity securities are those which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, on available for sale securities are reported as a net amount in accumulated other comprehensive loss in stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     LOANS. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

         Commitment fees, and loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

         The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     ALLOWANCE FOR LOAN LOSSES, CONTINUED. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial real estate, land, multi-family real estate and commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

         Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

     FORECLOSED ASSETS. Assets repossessed or acquired by foreclosure or deed in lieu of foreclosure are carried at the lower of estimated fair value or the balance of the loan on the assets at date of acquisition. Costs relating to the development and improvement of assets are capitalized, whereas those relating to holding the assets are charged to expense. Valuations are periodically performed by management and losses are charged to earnings if the carrying value of the assets exceeds its estimated fair value.

     LOANSHELD FOR SALE. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to earnings. The Company had no loans held for sale at December 31, 2006 and 2005.

     PREMISES AND EQUIPMENT. Land is stated at cost. Buildings and improvements, furniture, fixtures, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset or lease term, if shorter.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     PREFERRED SECURITIES OF UNCONSOLIDATED SUBSIDIARY TRUST. On September 30,
         2004, the Company acquired the common stock of OptimumBank Holdings Capital Trust I (Issuer Trust), an unconsolidated subsidiary trust. The Issuer Trust used the proceeds from the issuance of $5,000,000 of its preferred securities to third-party investors and common stock to acquire a $5,155,000 debenture issued by the Company. This debenture and certain capitalized costs associated with the issuance of the preferred stock comprise the Issuer Trust's only assets and the interest payments from the debentures finance the distributions paid on the preferred securities. The Company recorded the debenture in "Junior Subordinated Debenture" and its equity interest in the business trust in "Other assets" on the consolidated balance sheets.

         The Company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee.

         The debenture held by the Issuer Trust currently qualifies as Tier I capital for the Company under Federal Reserve Board guidelines.

     TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

     INCOME TAXES. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

         The Holding Company and the Bank file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and subsidiary as though separate income tax returns were filed.

     ADVERTISING. The Company expenses all media advertising as incurred. Media advertising expense included in other in the accompanying consolidated statements of earnings was approximately $32,000 and $41,000 during the years ended December 31, 2006 and 2005, respectively.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     STOCK-BASED COMPENSATION. Prior to January 1, 2006, the Company's stock option plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation (as amended by Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123). No stock-based employee compensation cost was recognized in the Company's consolidated statements of earnings through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (SFAS 123(R)), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). At December 31, 2005, all outstanding stock options were fully vested and no stock options were granted in 2006; therefore no stock-based compensation has been recognized in 2006.

         In addition, prior to the adoption of SFAS 123(R), the tax benefits of stock options exercised were classified as operating cash flows. Since the adoption of SFAS 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for options are classified as financing cash flows. As the Company adopted the modified-prospective- transition method, the prior period consolidated cash flow statement was not adjusted to reflect current period presentation.

     EARNINGS PER SHARE. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. All amounts reflect the 5% stock dividend declared in April 2006 and paid in June 2006. Earnings per common share have been computed based on the following:

                                                                     YEAR ENDED DECEMBER 31,
                                                                    ------------------------
                                                                       2006          2005
                                                                    ---------     ---------
         Weighted-average number of common shares outstanding
              used to calculate basic earnings per common share     2,813,022     2,791,790

         Effect of dilutive stock options                             119,964        92,362
                                                                    ---------     ---------

         Weighted-average number of common shares outstanding
              used to calculate diluted earnings per common share   2,932,986     2,884,152
                                                                    =========     =========

                                                                                 (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

     FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

     CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

         SECURITIES. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         FEDERAL HOME LOAN BANK STOCK. Fair value of the Company's investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

         LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

     ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.
     FEDERAL HOME LOAN BANK ADVANCES, JUNIOR SUBORDINATED DEBENTURE AND OTHER
         BORROWINGS. Fair values of Federal Home Loan Bank advances, junior subordinated debenture and other borrowings which consist of securities sold under an agreement to repurchase are estimated using discounted cash flow analysis based on the Company's current incremental borrowings rates for similar types of borrowings.

         OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net earnings, are components of comprehensive income. The only component of other comprehensive income is the net change in unrealized loss on securities available for sale for the years ended December 31, 2006 and 2005.

     RECENT ACCOUNTING PRONOUNCEMENTS. In September, 2006, the FASB issued SFAS
         No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), (SFAS 158) which requires the recognition of a plan's over-funded or under-funded status as an asset or liability with an offsetting adjustment to Accumulated Other Comprehensive Income (Loss). This statement was effective as of December 31, 2006. The adoption of SFAS 158 had no effect on the Company's results of operations or financial condition.

         In September, 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. SFAS 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Company's financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. The adoption of SFAS 157 is not expected to have a material impact on the Company.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     RECENT ACCOUNTING PRONOUNCEMENTS, CONTINUED. In September 2006, the
         Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (SAB 108). SAB 108 expresses the SEC Staff's views regarding the process of quantifying financial statement misstatements. SAB 108 states that in evaluating the materiality of financial statement misstatements a corporation must quantify the impact of correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. SAB 108 was effective for the fiscal years ended after November 15, 2006. Under certain circumstances, prior year financial statements will not have to be restated and the effects of initially applying SAB 108 on prior years will be recorded as a cumulative effect adjustment to beginning Retained Earnings on January 1, 2006, with disclosure of the items included in the cumulative effect. The adoption of SAB 108 had no effect on the Company's results of operations or financial condition.

         In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 had no effect on the Company.

         In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 133 and 140 (SFAS 156), which permits, but does not require, an entity to account for one or more classes of servicing rights (i.e., mortgage servicing rights) at fair value, with the changes in fair value recorded in the consolidated statement of earnings. This Statement is effective as of January 1, 2007. The adoption of SFAS 156 had no effect on the Company.

         In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments (SFAS 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS
         133. The statement is effective as of January 1, 2007. The adoption of SFAS 155 had no effect on the Company.

     RECLASSIFICATIONS. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(2)  SECURITIES

     Securities have been classified according to management's intent. The carrying amount of securities and approximate fair values are as follows (in thousands):

                                                                         GROSS          GROSS
                                             AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                               COST         GAINS        LOSSES        VALUE
                                             ---------    ----------   ----------     --------
         AT DECEMBER 31, 2006:
           SECURITIES HELD TO MATURITY:
              Mortgage-backed securities     $ 33,299     $    272      $   (521)     $ 33,050
              State of Israel bond                100           --            --           100
                                             --------     --------      --------      --------

                                             $ 33,399     $    272      $   (521)     $ 33,150
                                             ========     ========      ========      ========

           SECURITY AVAILABLE FOR SALE-
              Mutual fund                    $    250     $     --      $     (9)     $    241
                                             ========     ========      ========      ========

         AT DECEMBER 31, 2005:
           SECURITIES HELD TO MATURITY-
              Mortgage-backed securities     $ 25,618     $      2      $   (524)     $ 25,096
                                             ========     ========      ========      ========

           SECURITY AVAILABLE FOR SALE-
              Mutual fund                    $    250     $     --      $     (7)     $    243
                                             ========     ========      ========      ========

     There were no securities sold during the years ended December 31, 2006 or 2005.

     Securities with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

                                         LESS THAN TWELVE MONTHS     OVER TWELVE MONTHS
                                         -----------------------    ---------------------
                                            GROSS                     GROSS
                                          UNREALIZED      FAIR      UNREALIZED     FAIR
                                            LOSSES        VALUE       LOSSES       VALUE
                                          ----------     -------    ----------    -------
         SECURITIES HELD TO MATURITY-
             Mortgage-backed securities     $    (1)     $   172     $  (520)     $18,193
                                            =======      =======     =======      =======

         SECURITY AVAILABLE FOR SALE-
             Mutual fund                    $    --      $    --     $    (9)     $   241
                                            =======      =======     =======      =======

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(2)  SECURITIES, CONTINUED

     Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     The unrealized losses on investment securities held to maturity were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3) LOANS

     The components of loans are as follows (in thousands):

                                                                  AT DECEMBER 31,
                                                            ------------------------
                                                               2006           2005
                                                            ---------      ---------
         Residential real estate                            $  70,868      $  65,016
         Multi-family real estate                              10,769         15,135
         Commercial real estate                                68,852         54,286
         Land and construction                                 31,022         34,760
         Commercial                                                --            570
         Consumer                                                 227             43
                                                            ---------      ---------
         Total loans                                          181,738        169,810

         Add (deduct):
             Net deferred loan fees, costs and premiums         1,163          1,227
             Loan discounts                                       (49)           (34)
             Allowance for loan losses                           (974)          (777)
                                                            ---------      ---------

         Loans, net                                         $ 181,878      $ 170,226
                                                            =========      =========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(3) LOANS, CONTINUED

     An analysis of the change in the allowance for loan losses follows (in thousands):

                                    YEAR ENDED DECEMBER 31,
                                    -----------------------
                                        2006       2005
                                       -----      -----

         Beginning balance             $ 777      $ 628
         Charge-offs                     (68)        --
         Provision for loan losses       265        149
                                       -----      -----

         Ending balance                $ 974      $ 777
                                       =====      =====

     There were no impaired loans during 2006 or at December 31, 2005. During
         2005, the average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

         Average investment in impaired loans                             $844
                                                                          ====

         Interest income recognized on impaired loans                     $ --
                                                                          ====
         Interest income recognized on a cash basis on impaired loans     $ --
                                                                          ====

     At December 31, 2006 and 2005, the Company had no nonaccrual loans or loans over 90 days past due still accruing interest.

     During the year ended December 31, 2005 the Company recorded a $243,000 provision for losses on foreclosed assets with respect to one foreclosed residential real estate loan which was also sold during the year ended December 31, 2005 at no additional loss to the Company.

(4)  PREMISES AND EQUIPMENT

     A   summary of premises and equipment follows (in thousands):

                                                              AT DECEMBER 31,
                                                           --------------------
                                                             2006         2005
                                                           -------      -------

         Land                                              $ 1,371      $ 1,371
         Buildings and improvements                          2,336        2,330
         Furniture, fixtures and equipment                     896          853
         Leasehold improvements                                111          109
                                                           -------      -------

             Total, at cost                                  4,714        4,663

             Less accumulated depreciation
               and amortization                               (724)        (589)
                                                           -------      -------

             Premises and equipment, net                   $ 3,990      $ 4,074
                                                           =======      =======

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(4)  PREMISES AND EQUIPMENT, CONTINUED

     The Company leases one branch facility under an operating lease. The lease contains two five-year renewal options and requires the Company to pay an allowable share of common area maintenance and real estate taxes. Rent expense under operating leases during the years ended December 31, 2006 and 2005 was $70,000 and $70,000 respectively. At December 31, 2006, the future minimum lease payments are approximately as follows (in thousands):

         YEAR ENDING                                AMOUNT
         -----------                                ------

         2007                                       $  71
         2008                                          77
         2009                                          77
         2010                                          77
         2011                                          77
         Thereafter                                   147
                                                    -----
                                                    $ 526
                                                    =====

     On February 1, 2007, the Company entered into a sale/leaseback transaction for its Galt Ocean Mile branch facility. No gain or loss will be recognized on this transaction.

(5)  DEPOSITS

     The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $40.9 million and $39.9 million at December 31, 2006 and 2005, respectively.

     A schedule of maturities of time deposits at December 31, 2006 follows (in thousands):

         YEAR ENDING
         DECEMBER 31,                         AMOUNT
         ------------                        --------

         2007                                $ 65,552
         2008                                  22,129
         2009                                  10,570
         2010                                   4,074
         2011                                     757
                                             --------

                                             $103,082
                                             ========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(6) FEDERAL HOME LOAN BANK ADVANCES AND JUNIOR SUBORDINATED DEBENTURE

     The maturities and interest rates on the Federal Home Loan Bank ("FHLB") advances were as follows (dollars in thousands):

           MATURITY                                   AT DECEMBER 31,
         YEAR ENDING      CALL        INTEREST    ---------------------
         DECEMBER 31,     DATE          RATE        2006           2005
         ------------     ----        --------    --------      --------
         2006              --           2.44%     $     --      $  2,200
         2007              --           5.56(a)      2,500         6,300
         2007              --           3.48         2,500         2,500
         2007              --           3.70         2,000         2,000
         2012            2007           4.05            --         3,000
         2013            2008           3.42         2,000         2,000
         2013            2008           3.09         3,000         3,000
         2013            2008           2.80         1,950         1,950
         2013            2008           2.56         3,000         3,000
         2013            2008           3.44         3,000         3,000
         2014            2007           3.14         4,000         4,000
         2014            2009           3.64         8,000         8,000
         2008              --           4.34            --         7,000
         2008              --           4.91            --         5,000
         2009              --           4.92         1,000            --
         2009              --           4.99         5,000            --
         2016            2009           4.51         5,000            --
         2016            2009           4.65         8,000            --
         2016            2009           4.44         5,600            --
                                                  --------      --------
                                                  $ 56,550      $ 52,950
                                                  ========      ========
         ----------
         (a) Adjusts daily

     Certain of the above advances are callable by the FHLB at the dates indicated.

     At December 31, 2006 and 2005, the FHLB advances were collateralized by a blanket lien on qualifying residential one-to-four family mortgage loans, commercial and multi-family real estate loans and all of the Company's Federal Home Loan Bank stock.

     During 2006, the Company repaid $15,000,000 of FHLB advances early resulting in a gain of $202,000.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(6) FEDERAL HOME LOAN BANK ADVANCES AND JUNIOR SUBORDINATED DEBENTURE, CONTINUED

     On September 30, 2004, the Company issued a $5,155,000 junior subordinated debenture to an unconsolidated subsidiary. The debenture has a term of thirty years. The interest rate is fixed at 6.4% for the first five years, and thereafter, the coupon rate will float quarterly at the three-month LIBOR rate plus 2.45%. The junior subordinated debenture, due in 2034, is redeemable in certain circumstances after October 2009.

(7)  OTHER BORROWINGS

     Other borrowings consist of securities sold under an agreement to repurchase. The securities sold under the agreement to repurchase were delivered to the broker-dealer who arranged the transactions. Information concerning the securities sold under an agreement to repurchase is summarized as follows (dollars in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2006         2005
                                                               -------      -------
         Balance at year end                                   $10,950      $12,950
         Average balance during the year                       $12,756      $10,392
         Average interest rate during the year                    4.41%        3.28%
         Maximum month-end balance during the year             $12,950      $12,950
         Securities held to maturity pledged as collateral     $15,352      $15,174

     The maturities and interest rates on securities sold under an agreement to repurchase are as follows (dollars in thousands):

           MATURING                                                 AT DECEMBER 31,
          YEAR ENDED                       INTEREST          --------------------------
         DECEMBER 31,                        RATE               2006               2005
         ------------                      --------          ---------          --------
         2006                                2.95%           $      --          $  2,000
         2006                                4.41%                  --             2,600
         2007                                4.02%               5,350             5,350
         2007                                4.85%               3,000             3,000
         2007                                5.32%               2,600                --
                                                              --------          --------
                                                              $ 10,950          $ 12,950
                                                              ========          ========

     At December 31, 2006, the Company also had $6 million available under a line of credit with its correspondent bank. There were no amounts outstanding in connection with this agreement at December 31, 2006.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(8) FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                          AT DECEMBER 31, 2006      AT DECEMBER 31, 2005
                                                          ---------------------     ---------------------
                                                          CARRYIN       FAIR        CARRYING       FAIR
                                                           AMOUNT       VALUE        AMOUNT        VALUE
                                                          --------     --------     --------     --------
         Financial assets:
              Cash and cash equivalents                   $  1,604     $  1,604     $  1,154     $  1,154
              Securities held to maturity                   33,399       33,150       25,618       25,096
              Security available for sale                      241          241          243          243
              Loans                                        181,878      181,688      170,226      170,020
              Federal Home Loan Bank stock                   2,956        2,956        2,712        2,712
              Accrued interest receivable                    1,254        1,254        1,030        1,030

         Financial liabilities:
              Deposit liabilities                          129,502      129,059      114,064      113,283
              Federal Home Loan Bank advances               56,550       54,178       52,950       50,793
              Other borrowings                              10,950       10,887       12,950       12,858
              Junior subordinated debenture                  5,155        5,086        5,155        5,190
              Off-balance sheet financial instruments           --           --           --           --

     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the counterparty.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(8) FINANCIAL INSTRUMENTS, CONTINUED

     Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company's financial instruments with off-balance-sheet risk at December 31, 2006 follows (in thousands):

                                          CONTRACT
                                           AMOUNT
                                          --------
         Commitments to extend credit     $11,375
                                          =======

(9)  CREDIT RISK

     The Company grants the majority of its loans to borrowers throughout
         Broward and portions of Palm Beach and Miami-Dade Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Broward, Palm Beach and Miami-Dade Counties, Florida.

(10)  INCOME TAXES

     Income taxes consisted of the following (in thousands):

                                        YEAR ENDED DECEMBER 31,
                                        -----------------------
                                           2006         2005
                                         -------      -------
         Current:
             Federal                     $ 1,041      $   938
             State                           180          162
                                         -------      -------

                      Total current        1,221        1,100
                                         -------      -------

         Deferred:
             Federal                        (118)         (99)
             State                           (20)         (19)
                                         -------      -------

                      Total deferred        (138)        (118)
                                         -------      -------

                      Total              $ 1,083      $   982
                                         =======      =======

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(10)  INCOME TAXES, CONTINUED

     The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

                                                                     YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------
                                                                 2006                    2005
                                                         --------------------     -------------------
                                                                         % OF                    % OF
                                                                        PRETAX                  PRETAX
                                                         AMOUNT        EARNINGS   AMOUNT       EARNINGS
                                                         -------       --------   -------      --------
         Income taxes at statutory rate                  $   992         34.0%    $   878        34.0%
         Increase (decrease) resulting from:
             State taxes, net of Federal tax benefit         106          3.6          94         3.6
             Other                                           (15)         (.5)         10          .4
                                                         -------         ----     -------        ----

                                                         $ 1,083         37.1%    $   982        38.0%
                                                         =======         ====     =======        ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

                                                             AT DECEMBER 31,
                                                            ----------------
                                                            2006       2005
                                                            -----      -----
         Deferred tax asset-
             Allowance for loan losses                      $ 282      $ 182

         Deferred tax liabilities:
             Loan costs                                       (49)       (38)
             Accrual to cash adjustment                      (123)      (186)
             Premises and equipment                          (142)      (110)
             Other                                            (17)       (35)
                                                            -----      -----

                      Deferred tax liabilities               (331)      (369)
                                                            -----      -----

                      Net deferred income tax liability     $ (49)     $(187)
                                                            =====      =====

(11)  RELATED PARTY TRANSACTIONS

     The Company has entered into transactions with its executive officers, directors and their affiliates in the ordinary course of business. There were loans to related parties at December 31, 2006 of approximately $2,243,000. There were no loans to related parties at December 31, 2005. At December 31, 2006 and 2005, these same related parties had approximately $1,931,000 and $1,383,000, respectively, on deposit with the Company.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(12)  STOCK-BASED COMPENSATION

     The Company established an Incentive Stock Option Plan (the "Plan") for officers, directors and employees of the Company and reserved 544,840 (amended) shares of common stock for the plan. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over three and five years. However, the Company's board of directors authorized the immediate vesting of all stock options outstanding as of December 29, 2005 in order to reduce noncash compensation expense that would have been recorded in its consolidated statements of earnings in future years upon adoption of SFAS 123(R) in January 2006. In accordance with SFAS 123, in 2005 the Company expensed the remaining unrecognized compensation cost associated with these options in the proforma disclosure. The options must be exercised within ten years from the date of grant. At December 31, 2006, 9,240 options were available for grant.

     A summary of the activity in the Company's stock option plan is as follows. All option amounts reflect the 5% stock dividend declared in April 2006 and paid in June 2006. The Board of Directors did not adjust the exercise price of the stock options outstanding to reflect the 5% stock dividend (dollars in thousands, except per share amounts):

                                                                           WEIGHTED-
                                                             WEIGHTED-     AVERAGE
                                                             AVERAGE       REMAINING     AGGREGATE
                                              NUMBER OF      EXERCISE     CONTRACTUAL    INTRINSIC
                                               OPTIONS        PRICE          TERM          VALUE
                                              ---------     ----------    -----------    ---------

         Outstanding at December 31, 2004      388,055      $    7.19
         Granted                               125,475          10.21
         Exercised                             (12,740)          5.35
         Forfeited                              (3,150)          8.33
                                               -------

         Outstanding at December 31, 2005      497,640           7.98
         Exercised                             (21,150)          6.45
         Forfeited                              (9,240)          9.67
                                               -------

         Outstanding at December 31, 2006      467,250      $    8.04      6.9 years      $  1,360
                                               =======      =========      =========      ========

         Exercisable at December 31, 2006      467,250      $    8.04      6.9 years      $  1,360
                                               =======      =========      =========      ========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(12)  STOCK-BASED COMPENSATION, CONTINUED

     The fair value of each option granted for the year ended December 31, 2005 was estimated on the date of grant using the Black-Scholes option-pricing model. In order to calculate the fair value of the stock options granted in 2005, it was assumed that the risk-free interest rate was 4.4%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and the stock volatility was 24% which is the Company's historical stock volatility.

         Per share grant-date fair value of options
                 issued during 2005                     $   4.57
                                                        ========

     The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company's stock option plan for year ended December 31, 2005. All per share amounts have been adjusted to reflect the 5% stock dividend declared in April, 2006 and paid in June, 2006. For purposes of this pro forma disclosure, the value of the options is being amortized to expense as the options' vest (in thousands, except per share data).

         Net earnings, as reported                                       $ 1,601
         Deduct:  Total stock-based employee compensation expense
              determined under fair value based method for all awards,
              net of related tax effect                                      647
                                                                         -------

         Proforma net earnings                                           $   954
                                                                         =======
         Basic earnings per share:
              As reported                                                $   .57
                                                                         =======
              Proforma                                                   $   .34
                                                                         =======

         Diluted earnings per share:
              As reported                                                $   .56
                                                                         =======
              Proforma                                                   $   .33
                                                                         =======

     The total intrinsic value of options exercised during the year ended
         December 31, 2006 was $106,734 and the tax benefit relating to the stock options exercised was $37,000.

     Effective January 1, 2002, the Board of Directors adopted a non-employee director compensation and stock purchase plan under which each outside director is required to purchase Company stock with compensation for board meetings at a price no less than fair market value. A total of 15,490 shares (as adjusted to reflect the 5% stock dividend declared in April 2006 and paid in June 2006) have been authorized for issuance to outside directors under this plan. A total of 1,277 and 1,540 shares of common stock were sold to outside directors under this plan during the years ended December 31, 2006 and 2005, respectively. A total of 9,021 shares are available for issuance at December 31, 2006.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(13) REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2006, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                                                           MINIMUM
                                                                                          TO BE WELL
                                                                                       CAPITALIZED UNDER
                                                               FOR CAPITAL ADEQUACY    PROMPT CORRECTIVE
                                                ACTUAL                PURPOSES         ACTION PROVISIONS
                                         --------------------  --------------------   --------------------
                                         AMOUNT           %     AMOUNT          %     AMOUNT           %
                                         -------        -----   -------        ----   -------        -----
         AS OF DECEMBER 31, 2006:
             Total Capital to Risk-
               Weighted Assets           $26,334        16.72%  $12,599        8.00%  $15,749        10.00%
             Tier I Capital to Risk-
               Weighted Assets            25,360        16.10     6,299        4.00     9,449         6.00
             Tier I Capital
               to Total Assets            25,360        11.24     9,026        4.00    11,282         5.00

         AS OF DECEMBER 31, 2005:
             Total Capital to Risk-
               Weighted Assets            23,891        16.27    11,746        8.00    14,684        10.00
             Tier I Capital to Risk-
               Weighted Assets            23,114        15.74     5,874        4.00     8,811         6.00
             Tier I Capital
               to Total Assets            23,114        11.50     8,040        4.00    10,050         5.00

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(14)  DIVIDENDS

     The Company is limited in the amount of cash dividends that may be paid.
         Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company. The amount of cash dividends that may be paid by the Bank to the Holding Company is based on the Bank's net earnings of the current year combined with the Bank's retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Company must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Company could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(15)  CONTINGENCIES

     Various claims also arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company's consolidated financial statements.

(16)  SIMPLE IRA

     The Company has a Simple IRA Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to the first 3% of an employee's compensation contributed to the Plan. Matching contributions vest to the employee immediately. For the years ended December 31, 2006 and 2005, expense attributable to the Plan amounted to $42,205 and $36,737, respectively.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(17)  HOLDING COMPANY FINANCIAL INFORMATION

     The Holding Company's unconsolidated financial information as of December
         31, 2006 and 2005 and for the years then ended follows (in thousands):

                            CONDENSED BALANCE SHEETS

                                                                AT DECEMBER 31,
                                                            ----------------------
                                                              2006          2005
                                                            --------      --------
                      ASSETS

         Cash                                               $     75      $     35
         Investment in subsidiary                             25,351        23,107
         Other assets                                            255           519
                                                            --------      --------

             Total assets                                   $ 25,681      $ 23,661

                 LIABILITIES AND STOCKHOLDERS' EQUITY

         Other liabilities                                  $    103      $     96
         Junior subordinated debenture                         5,155         5,155
         Stockholders' equity                                 20,423        18,410
                                                            --------      --------

             Total liabilities and stockholders' equity     $ 25,681      $ 23,661
                                                            ========      ========

                   CONDENSED STATEMENTS OF EARNINGS

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                              2006          2005
                                                            --------      --------
         Earnings of subsidiary                             $  2,102      $  1,848
         Interest expense                                       (320)         (320)
         Other expense                                          (109)          (79)
                                                            --------      --------

             Earnings before income tax benefit                1,673         1,449

         Income tax benefit                                     (161)         (152)
                                                            --------      --------

             Net earnings                                   $  1,834      $  1,601
                                                            ========      ========

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(17)  HOLDING COMPANY FINANCIAL INFORMATION, CONTINUED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                            2006          2005
                                                                           -------      -------
         Cash flows from operating activities:
             Net earnings                                                  $ 1,834      $ 1,601
             Adjustments to reconcile net earnings to net cash
               provided by (used in) operating activities:
                 Equity in undistributed earnings of subsidiary             (2,102)      (1,848)
                 Decrease (increase) in other assets                           264         (228)
                 Increase in accrued other liabilities                           7            2
                 Tax benefit associated with exercise of stock options          --            9
                                                                           -------      -------

                 Net cash provided by (used in) operating activities             3         (464)
                                                                           -------      -------

         Cash flow from investing activities:
             Dividend from subsidiary                                           --          394
             Investment in subsidiary                                         (144)         (81)
                                                                           -------      -------

                 Net cash (used in) provided by investing activities          (144)         313
                                                                           -------      -------

         Cash flows from financing activities:
             Proceeds from sale of common stock                                 14           16
             Proceeds from exercise of common stock options                    130           65
             Tax benefit associated with exercise of stock options              37           --
                                                                           -------      -------

                 Net cash provided by financing activities                     181           81
                                                                           -------      -------

                 Net increase (decrease) in cash                                40          (70)

         Cash at beginning of the year                                          35          105
                                                                           -------      -------

         Cash at end of year                                               $    75      $    35
                                                                           =======      =======

         Noncash transactions:
             Change in accumulated other comprehensive loss of
               subsidiary, net change in unrealized loss on security
               available for sale                                          $    (2)     $    (4)
                                                                           =======      =======

             Common stock dividend                                         $ 1,609      $    --
                                                                           =======      =======